Exhibit 99.1
From: Kryder, Andy
Sent: Monday, May 11, 2009 9:57 AM
To: c-dl-employees
Subject: Option Exchange Information
Importance: High
To All Employees,
As you know, our stockholders approved a one-time option exchange for our employees on April 21, 2009. The option exchange is currently scheduled to begin on May 22, 2009 and will remain open for 20 U.S. business days, expiring on June 19, 2009. We are in the course of preparing the tools and information you will need for the option exchange, if you are eligible and choose to participate. On May 11, 2009, the following will be posted:
*	a web page on the NetApp intranet to provide you with easy access to basic information about the option exchange http://finance-web-devel.corp.netapp.com/stock/stock-option-exchange_09.shtml

*	a proposed calendar for the period of the option exchange

*	a set of FAQs, including a description of employee eligibility

*	a dl for option exchange related questions, if your questions are not addressed in the FAQs
We will update the web page as information becomes available so please check it regularly.
Andy